Exhibit 2.1

SECOND AMENDMENT

TO

AGREEMENT AND PLAN OF SHARE EXCHANGE

This Second Amendment to the Agreement and Plan of Share Exchange (this “Second Amendment”), dated and effective as of August 28, 2019, by and between Delmar Bancorp (“Delmar”) and Virginia Partners Bank (“Partners”), amends that certain Agreement and Plan of Share Exchange (the “Agreement”), dated as of December 13, 2018, by and between Delmar and Partners, which was subsequently amended by that certain Amendment to the Agreement and Plan of Share Exchange (the “First Amendment”), dated as of March 4, 2019, by and between Delmar and Partners.  Capitalized terms not defined in this Second Amendment have the respective meanings given to them in the Agreement.

WHEREAS,  Delmar and Partners hereto are parties to the Agreement;

WHEREAS, pursuant to Section 7.3 of the Agreement, the parties may amend the Agreement by an instrument in writing stating their intention to amend the Agreement and executed by each of the parties thereto; and

WHEREAS,  Delmar and Partners desire to amend the Agreement to provide additional time to consummate the Share Exchange.

NOW THEREFORE,  in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows.

1.            The Agreement is hereby amended by deleting Section 7.1(b) in the Agreement in its entirety and inserting the following in lieu thereof:

“(b) by either Delmar or Partners, at any time after November 30, 2019, if the Share Exchange shall not theretofore have been consummated, unless: (i) the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein or; (ii) the date reflected in this Section 7.1(b) shall be extended in writing by all of the parties hereto;”

2.            Except as specifically amended hereby, the Agreement shall, remain in full force and effect.  As used in the Agreement, the terms: this “Agreement,” “herein,” “hereunder,” “hereof” and words of similar import shall refer to the Agreement as amended by the First Amendment and this Second Amendment.  All capitalized terms used in this Second Amendment and not defined herein, which are defined in the Agreement, have the meanings ascribed to them in the Agreement.

3.            The Agreement, as amended by the First Amendment and this Second Amendment, along with the exhibits and other agreements referred to in the Agreement, constitutes the entire agreement among the parties and supersedes all other prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter of the Agreement.  No provision of this Second Amendment may be amended other than by an instrument in writing signed by the Bank and Executive. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

4.            This Second Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.            This Second Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland, without regard to the choice of laws provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have cause this Second Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first above written.

ATTEST: [SEAL]		DELMAR BANCORP

/s/ Elizabeth Eicher		By:	/s/ John W. Breda
Name:	Elizabeth Eicher		John W. Breda
Title:	Senior Vice President,		President and Chief Executive Officer
Chief Financial Officer and Secretary

ATTEST: [SEAL]		VIRGINIA PARTNERS BANK

/s/ Wallace N. King		By:	/s/ Lloyd B. Harrison, III
Name:	Wallace N. King		Lloyd B. Harrison, III
Title:	Executive Vice President		President and Chief Executive Officer
and Senior Credit Officer

[Signature Page to the Second Amendment to the Agreement and Plan of Share Exchange]